EXHIBIT 23A






INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-08601 of American Radio Systems Corporation on Form S-8 and Form S-3 of our report dated March 8, 1996 (August 1, 1996 as to Note 8) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the sale of the assets of BayCom San Jose, L.P. and BayCom Partners, L.P. to American Radio Systems Corporation) on the consolidated financial statements of BayCom Partners, L.P. (a limited partnership) and consolidated entities appearing in this Current Report on Form 8-K/A (Amendment No. 1) of American Radio Systems Corporation.



DELOITTE & TOUCHE LLP
Birmingham, Alabama
September 13, 1996